Exhibit 1.2

SUMMIT THERAPEUTICS INC.

AMENDMENT NO. 1 TO

DISTRIBUTION AGREEMENT

August 11, 2025

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated May 13, 2024 (the “Original Agreement”), by and between Summit Therapeutics Inc., a Delaware corporation (the “Company”), and J.P. Morgan Securities LLC (the “Agent”), pursuant to which the Company agreed, in its sole discretion, to issue and sell, from time to time, through the Agent, as agent and/or principal, shares of common stock of the Company, par value $0.01 per share. All capitalized terms used in this Amendment No. 1 to Original Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement. The Company and the Agent hereby agree to amend the Original Agreement as set forth in this Amendment as follows:

A.	Amendments to Original Agreement. The Original Agreement is amended as follows:

1. The first paragraph of the preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Summit Therapeutics Inc., a Delaware corporation (the “Company”), confirms its agreement with J.P. Morgan Securities LLC, as agent and/or principal under any Terms Agreement (as defined in Section 1(a) below) (“you” or the “Agent”), with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described below in this Distribution Agreement (this “Agreement”), of shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), of the Company having an aggregate Gross Sales Price (as defined in Section 2(b) below) of up to $450,000,000 (the “Maximum Amount”) on the terms set forth in Section 1 of this Agreement. Such shares are hereinafter collectively referred to as the “Shares” and are described in the Prospectus referred to below.”

2. The following sentence shall be added as the last sentence in the second paragraph of the preamble of the Original Agreement:

“All references to the “Prospectus Supplement” shall include (i) the prospectus supplement to be dated on or about August 11, 2025 (the “New Prospectus Supplement”), and (ii) the prospectus supplement dated May 13, 2024 (the “Original Prospectus Supplement”) with respect to the sales of Shares pursuant to the New Prospectus Supplement and the Original Prospectus Supplement, as the case may be.”

3. The following subsection shall be added as subsection (bbb) to Section 3 of the Original Agreement:

“(bbb) The Company is not a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209. The Company does not currently engage, or has plans to engage, directly or indirectly, in a “covered activity,” as that term is defined in in 31 C.F.R. § 850.208 (“Covered Activity”). The Company does not have any joint ventures that engages in or plans to engage in any Covered Activity. The Company also does not, directly or indirectly, hold a board seat on, have a voting or equity interest in, or have any contractual power to direct or cause the direction of the management or policies of any person or persons that engages or plans to engage in any Covered Activity.”

B.

Supplement. The Company shall file the New Prospectus Supplement pursuant to Rule 424(b) of the Act reflecting the terms of this Amendment within two business days of the date hereof. The Company shall only issue and sell Shares under the New Prospectus Supplement only after there are no remaining Shares for sale under the Original Prospect Supplement.

C.

No Other Amendments; References to Original Agreement. Except as set forth in Part A above, all the terms and provisions of the Original Agreement shall continue in full force and effect. All references to the Original Agreement in the Original Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Original Agreement as amended by this Amendment.

D.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to the other may be made by facsimile or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

E.

Governing Law. This Amendment and any claim, controversy or dispute arising under or relating to this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 1 to Original Agreement and your acceptance shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

SUMMIT THERAPEUTICS INC.

By:	/s/ Manmeet Soni
Name:	Manmeet Soni
Title:	Chief Operating Officer and Chief Financial Officer

Accepted and agreed to as of the date first above written:

J.P. MORGAN SECURITIES LLC

By:	/s/Sanjeet Dewal
Name:	Sanjeet Dewal
Title:	Managing Director

[Signature page to Amendment No. 1 to Distribution Agreement]